Exhibit 99.1

iMedia Closes $93 Million Acquisition of 123tv

Management Updates 2021 Guidance

MINNEAPOLIS, MN – November 10, 2021 – iMedia Brands, Inc. (the “Company” or “IMBI”) (NASDAQ: IMBI) announced that it has closed on its acquisition of 123tv for an enterprise value of $93 million, effective November 5, 2021. IMBI previously announced the signing of the purchase agreement to acquire 123tv on September 22, 2021.

123tv is the leading interactive media company disrupting Germany’s television retailing marketplace with its expertise in proprietary, Dutch auction style live and automated auctions that emotionally engages consumers with 123tv’s balanced merchandising mix of compelling products shipped directly to their homes. 123tv reaches consumers via its television network available in 40+ million German and Austrian television households 24 hours a day, 365 days a year and via its online, mobile and over-the-top (“OTT”) digital platforms.

The total purchase price of $93 million included a cash payment of approximately $72 million made at closing and a $21 million note issued by the seller. The terms of the purchase also include an earn-out potential to the sellers for up to an additional $50 million over three years based upon achievement of certain target revenues.

IMBI’s transaction rationale focuses on 123tv continuing its disruption of TV retailing in Western Europe while exploring how 123tv’s platform and its automated auction expertise and technology can disrupt digital shopping marketplaces in the United States, particularly in the digital travel and ticketing shopping marketplaces. IMBI plans to use its national TV networks to promote these 123tv digital disruption businesses, which will also generate first-party shopping data to drive growth in IMBI’s digital advertising platform, recently acquired as part of IMBI’s acquisition of Synacor’s advertising and portal business segment on July 30, 2021.

Increased 2021 Outlook

The Company reiterates its previously provided Q3 guidance that it anticipates reporting at least $9 million of adjusted EBITDA and approximately $127 million in revenue, which is approximately 17% growth in revenue compared to the same prior year period. In addition, for Q3, the Company anticipates reporting approximately $4 million in one-time financing, transition and transaction costs related to its 123tv acquisition, its $80 million bond offering, its Synacor advertising and portal business segment acquisition and its Christopher & Banks acquisition.

With the 123tv acquisition, the Company has increased its previously provided 2021 full-year revenue guidance to approximately $540 million, which is approximately 19% growth in revenue compared to 2020 full-year revenue.

About iMedia Brands, Inc.

iMedia Brands, Inc. (Nasdaq: IMBI) is a leading interactive media company capitalizing on the convergence of entertainment, ecommerce, and advertising. The Company owns a growing, global portfolio of Entertainment, Consumer Brands and Media Commerce Services businesses that cross promote and exchange data with each other to optimize the engagement experiences it creates for advertisers and consumers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operations, future business opportunities, the ability to disrupt the digital shopping, travel and ticketing marketplaces and the acquisition of 123tv Group. Any statements contained herein that are not statements of historical fact, including statements regarding the expected impact of COVID-19 on television retailing are forward-looking. The Company often use words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce Company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; our ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in the Company’s most recently filed Form 10-K and any additional risk factors identified in its periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. the Company’s is under no obligation (and expressly disclaim any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Gateway Investor Relations

Cody Slach

IMBI@gatewayir.com

(949) 574-3860

Media:

press@imediabrands.com

(800) 938-9707

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